UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No 21 )1

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

Ralph L. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 14, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

———————

[1] The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  89267P 10 5                                                 13D                                                 Page 2 of 36 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) RLCF-I 1997 Limited Partnership
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 516,468
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 516,468
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 516,468
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%
14		TYPE OF REPORTING PERSON* PN

CUSIP No.  89267P 10 5                                                 13D                                                 Page 3 of 36 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) RLCF-II 1997 Limited Partnership
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,950,000
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,950,000
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,950,000
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.7%
14		TYPE OF REPORTING PERSON* PN

CUSIP No.  89267P 10 5                                                 13D                                                 Page 4 of 36 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ralph L. Cruz
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS* Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,466,468
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 2,466,468
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,466,468
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14		TYPE OF REPORTING PERSON* IN

CUSIP No.  89267P 10 5                                                 13D                                                 Page 5 of 36 Pages

This Amendment No. 21 further amends Items 4 and 5 of the Statement on Schedule 13D filed by Ralph L. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on November 4, 2005, Amendment No. 8 filed on November 21, 2005, Amendment No. 9 filed on March 10, 2006, Amendment No. 10 filed on May 22, 2006, Amendment No. 11 filed on August 17, 2006, Amendment No. 12 filed on February 26, 2007, Amendment No. 13 filed on May 25, 2007, Amendment No. 14 filed on August 29, 2007, Amendment No. 15 filed on February 22, 2008, Amendment No. 16 filed on April 7, 2008, Amendment No. 17 filed on May 30, 2008, Amendment No. 18 filed on September 8, 2008, Amendment No. 19 filed on April 28, 2009 and Amendment No. 20 filed on July 1, 2009 ("Amendment No. 20"), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4.

Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 20 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by RLCF-I 1997 Limited Partnership of 750,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.

Interest in Securities of the Issuer.

Information with respect to RLCF-I 1997 Limited Partnership:

(a)

Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page.  Pursuant to Rule 13d-4, RLCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that RLCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Shared versus sole voting and dispositive power:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D through September 14, 2009:

(1)

On July 28, 2009, the limited partnership sold 749 shares of Common Stock on the open market for $7.63 per share;

(2)

On July 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.62 per share;

(3)

On July 28, 2009, the limited partnership sold 151 shares of Common Stock on the open market for $7.61 per share;

(4)

On July 28, 2009, the limited partnership sold 2,091 shares of Common Stock on the open market for $7.60 per share;

(5)

On July 28, 2009, the limited partnership sold 4,400 shares of Common Stock on the open market for $7.59 per share;

(6)

On July 28, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.58 per share;

(7)

On July 28, 2009, the limited partnership sold 809 shares of Common Stock on the open market for $7.57 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 6 of 36 Pages

(8)

On July 28, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.56 per share;

(9)

On July 28, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.53 per share;

(10)

On July 28, 2009, the limited partnership sold 4,400 shares of Common Stock on the open market for $7.52 per share;

(11)

On July 28, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.51 per share;

(12)

On July 28, 2009, the limited partnership sold 1,545 shares of Common Stock on the open market for $7.50 per share;

(13)

On July 28, 2009, the limited partnership sold 3,400 shares of Common Stock on the open market for $7.49 per share;

(14)

On July 28, 2009, the limited partnership sold 3,600 shares of Common Stock on the open market for $7.48 per share;

(15)

On July 28, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $7.47 per share;

(16)

On July 28, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.46 per share;

(17)

On July 28, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.45 per share;

(18)

On July 28, 2009, the limited partnership sold 3,600 shares of Common Stock on the open market for $7.44 per share;

(19)

On July 28, 2009, the limited partnership sold 996 shares of Common Stock on the open market for $7.43 per share;

(20)

On July 28, 2009, the limited partnership sold 1,704 shares of Common Stock on the open market for $7.42 per share;

(21)

On July 28, 2009, the limited partnership sold 1,955 shares of Common Stock on the open market for $7.41 per share;

(22)

On July 28, 2009, the limited partnership sold 2,129 shares of Common Stock on the open market for $7.40 per share;

(23)

On July 28, 2009, the limited partnership sold 3,971 shares of Common Stock on the open market for $7.39 per share;

(24)

On July 29, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.42 per share;

(25)

On July 29, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.39 per share;

(26)

On July 29, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.38 per share;

(27)

On July 29, 2009, the limited partnership sold 4,900 shares of Common Stock on the open market for $7.37 per share;

(28)

On July 29, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.36 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 7 of 36 Pages

(29)

On July 29, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.35 per share;

(30)

On July 29, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.34 per share;

(31)

On July 29, 2009, the limited partnership sold 3,519 shares of Common Stock on the open market for $7.33 per share;

(32)

On July 29, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.32 per share;

(33)

On July 29, 2009, the limited partnership sold 2,700 shares of Common Stock on the open market for $7.31 per share;

(34)

On July 29, 2009, the limited partnership sold 3,781 shares of Common Stock on the open market for $7.30 per share;

(35)

On July 29, 2009, the limited partnership sold 3,800 shares of Common Stock on the open market for $7.29 per share;

(36)

On July 29, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.28 per share;

(37)

On July 29, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.27 per share;

(38)

On July 30, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.64 per share;

(39)

On July 30, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.63 per share;

(40)

On July 30, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.62 per share;

(41)

On July 30, 2009, the limited partnership sold 3,195 shares of Common Stock on the open market for $7.61 per share;

(42)

On July 30, 2009, the limited partnership sold 5,768 shares of Common Stock on the open market for $7.60 per share;

(43)

On July 30, 2009, the limited partnership sold 2,237 shares of Common Stock on the open market for $7.59 per share;

(44)

On July 30, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.58 per share;

(45)

On July 30, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.57 per share;

(46)

On July 30, 2009, the limited partnership sold 3,000 shares of Common Stock on the open market for $7.56 per share;

(47)

On July 30, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.55 per share;

(48)

On July 30, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.54 per share;

(49)

On July 30, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.53 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 8 of 36 Pages

(50)

On July 30, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.52 per share;

(51)

On July 30, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.51 per share;

(52)

On July 30, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.50 per share;

(53)

On July 30, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.49 per share;

(54)

On July 30, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.48 per share;

(55)

On July 30, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.47 per share;

(56)

On July 30, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.44 per share;

(57)

On July 30, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.41 per share;

(58)

On July 30, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.40 per share;

(59)

On July 30, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.39 per share;

(60)

On July 31, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.49 per share;

(61)

On July 31, 2009, the limited partnership sold 679 shares of Common Stock on the open market for $7.48 per share;

(62)

On July 31, 2009, the limited partnership sold 3,200 shares of Common Stock on the open market for $7.47 per share;

(63)

On July 31, 2009, the limited partnership sold 3,421 shares of Common Stock on the open market for $7.46 per share;

(64)

On July 31, 2009, the limited partnership sold 6,850 shares of Common Stock on the open market for $7.45 per share;

(65)

On July 31, 2009, the limited partnership sold 6,251 shares of Common Stock on the open market for $7.44 per share;

(66)

On July 31, 2009, the limited partnership sold 4,999 shares of Common Stock on the open market for $7.43 per share;

(67)

On July 31, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.42 per share;

(68)

On July 31, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.41 per share;

(69)

On July 31, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.40 per share;

(70)

On July 31, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.39 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 9 of 36 Pages

(71)

On July 31, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.36 per share;

(72)

On July 31, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.35 per share;

(73)

On August 3, 2009, the limited partnership sold 50 shares of Common Stock on the open market for $7.80 per share;

(74)

On August 3, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.79 per share;

(75)

On August 3, 2009, the limited partnership sold 1,950 shares of Common Stock on the open market for $7.78 per share;

(76)

On August 3, 2009, the limited partnership sold 1,387 shares of Common Stock on the open market for $7.77 per share;

(77)

On August 3, 2009, the limited partnership sold 5,313 shares of Common Stock on the open market for $7.76 per share;

(78)

On August 3, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.75 per share;

(79)

On August 3, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.74 per share;

(80)

On August 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.73 per share;

(81)

On August 3, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.72 per share;

(82)

On August 3, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.71 per share;

(83)

On August 3, 2009, the limited partnership sold 550 shares of Common Stock on the open market for $7.70 per share;

(84)

On August 3, 2009, the limited partnership sold 1,050 shares of Common Stock on the open market for $7.69 per share;

(85)

On August 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.68 per share;

(86)

On August 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.67 per share;

(87)

On August 3, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.66 per share;

(88)

On August 3, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.65 per share;

(89)

On August 3, 2009, the limited partnership sold 1,887 shares of Common Stock on the open market for $7.64 per share;

(90)

On August 3, 2009, the limited partnership sold 450 shares of Common Stock on the open market for $7.63 per share;

(91)

On August 3, 2009, the limited partnership sold 2,150 shares of Common Stock on the open market for $7.62 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 10 of 36 Pages

(92)

On August 3, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.61 per share;

(93)

On August 3, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.60 per share;

(94)

On August 3, 2009, the limited partnership sold 1,215 shares of Common Stock on the open market for $7.59 per share;

(95)

On August 3, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.58 per share;

(96)

On August 3, 2009, the limited partnership sold 1,598 shares of Common Stock on the open market for $7.57 per share;

(97)

On August 3, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.56 per share;

(98)

On August 3, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.55 per share;

(99)

On August 3, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.54 per share;

(100)

On August 3, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.53 per share;

(101)

On August 3, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.52 per share;

(102)

On August 3, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.50 per share;

(103)

On August 3, 2009, the limited partnership sold 550 shares of Common Stock on the open market for $7.49 per share;

(104)

On August 3, 2009, the limited partnership sold 750 shares of Common Stock on the open market for $7.48 per share;

(105)

On August 3, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.47 per share;

(106)

On August 3, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.46 per share;

(107)

On August 3, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.45 per share;

(108)

On August 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.44 per share;

(109)

On August 4, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.85 per share;

(110)

On August 4, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.84 per share;

(111)

On August 4, 2009, the limited partnership sold 542 shares of Common Stock on the open market for $7.83 per share;

(112)

On August 4, 2009, the limited partnership sold 531 shares of Common Stock on the open market for $7.82 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 11 of 36 Pages

(113)

On August 4, 2009, the limited partnership sold 1,250 shares of Common Stock on the open market for $7.81 per share;

(114)

On August 4, 2009, the limited partnership sold 1,927 shares of Common Stock on the open market for $7.80 per share;

(115)

On August 4, 2009, the limited partnership sold 850 shares of Common Stock on the open market for $7.79 per share;

(116)

On August 4, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.78 per share;

(117)

On August 4, 2009, the limited partnership sold 2,908 shares of Common Stock on the open market for $7.77 per share;

(118)

On August 4, 2009, the limited partnership sold 6,436 shares of Common Stock on the open market for $7.76 per share;

(119)

On August 4, 2009, the limited partnership sold 8,829 shares of Common Stock on the open market for $7.75 per share;

(120)

On August 4, 2009, the limited partnership sold 7,713 shares of Common Stock on the open market for $7.74 per share;

(121)

On August 4, 2009, the limited partnership sold 6,034 shares of Common Stock on the open market for $7.73 per share;

(122)

On August 4, 2009, the limited partnership sold 2,900 shares of Common Stock on the open market for $7.72 per share;

(123)

On August 4, 2009, the limited partnership sold 2,480 shares of Common Stock on the open market for $7.71 per share;

(124)

On August 4, 2009, the limited partnership sold 1,717 shares of Common Stock on the open market for $7.70 per share;

(125)

On August 4, 2009, the limited partnership sold 1,548 shares of Common Stock on the open market for $7.69 per share;

(126)

On August 4, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.68 per share;

(127)

On August 4, 2009, the limited partnership sold 3,752 shares of Common Stock on the open market for $7.67 per share;

(128)

On August 4, 2009, the limited partnership sold 563 shares of Common Stock on the open market for $7.66 per share;

(129)

On August 4, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.65 per share;

(130)

On August 4, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.64 per share;

(131)

On August 4, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.63 per share;

(132)

On August 4, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.62 per share;

(133)

On August 4, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.61 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 12 of 36 Pages

(134)

On August 4, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.60 per share;

(135)

On August 4, 2009, the limited partnership sold 550 shares of Common Stock on the open market for $7.59 per share;

(136)

On August 4, 2009, the limited partnership sold 170 shares of Common Stock on the open market for $7.58 per share;

(137)

On August 4, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.57 per share;

(138)

On August 5, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.74 per share;

(139)

On August 5, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.73 per share;

(140)

On August 5, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.70 per share;

(141)

On August 5, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.69 per share;

(142)

On August 5, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.66 per share;

(143)

On August 5, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.65 per share;

(144)

On August 5, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.63 per share;

(145)

On August 5, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.62 per share;

(146)

On August 5, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.61 per share;

(147)

On August 5, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.60 per share;

(148)

On August 5, 2009, the limited partnership sold 1,050 shares of Common Stock on the open market for $7.59 per share;

(149)

On August 5, 2009, the limited partnership sold 1,050 shares of Common Stock on the open market for $7.58 per share;

(150)

On August 5, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.57 per share;

(151)

On August 5, 2009, the limited partnership sold 1,250 shares of Common Stock on the open market for $7.56 per share;

(152)

On August 5, 2009, the limited partnership sold 5,150 shares of Common Stock on the open market for $7.55 per share;

(153)

On August 5, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.54 per share;

(154)

On August 5, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.53 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 13 of 36 Pages

(155)

On August 5, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.52 per share;

(156)

On August 5, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.50 per share;

(157)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.61 per share;

(158)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.60 per share;

(159)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.59 per share;

(160)

On August 6, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.58 per share;

(161)

On August 6, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.57 per share;

(162)

On August 6, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.56 per share;

(163)

On August 6, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.55 per share;

(164)

On August 6, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.53 per share;

(165)

On August 6, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.52 per share;

(166)

On August 6, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.51 per share;

(167)

On August 6, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.50 per share;

(168)

On August 6, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.49 per share;

(169)

On August 6, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.48 per share;

(170)

On August 6, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.47 per share;

(171)

On August 6, 2009, the limited partnership sold 1,714 shares of Common Stock on the open market for $7.46 per share;

(172)

On August 6, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.45 per share;

(173)

On August 6, 2009, the limited partnership sold 686 shares of Common Stock on the open market for $7.44 per share;

(174)

On August 6, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.43 per share;

(175)

On August 6, 2009, the limited partnership sold 2,297 shares of Common Stock on the open market for $7.42 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 14 of 36 Pages

(176)

On August 6, 2009, the limited partnership sold 203 shares of Common Stock on the open market for $7.41 per share;

(177)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.84 per share;

(178)

On August 7, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.83 per share;

(179)

On August 7, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.82 per share;

(180)

On August 7, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.81 per share;

(181)

On August 7, 2009, the limited partnership sold 6,213 shares of Common Stock on the open market for $7.80 per share;

(182)

On August 7, 2009, the limited partnership sold 2,487 shares of Common Stock on the open market for $7.79 per share;

(183)

On August 7, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.78 per share;

(184)

On August 7, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.77 per share;

(185)

On August 7, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.76 per share;

(186)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.75 per share;

(187)

On August 7, 2009, the limited partnership sold 3,663 shares of Common Stock on the open market for $7.74 per share;

(188)

On August 7, 2009, the limited partnership sold 5,337 shares of Common Stock on the open market for $7.73 per share;

(189)

On August 7, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $7.72 per share;

(190)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.71 per share;

(191)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.70 per share;

(192)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.69 per share;

(193)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.67 per share;

(194)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.66 per share;

(195)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.65 per share;

(196)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.60 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 15 of 36 Pages

(197)

On August 7, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.59 per share;

(198)

On August 7, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.58 per share;

(199)

On August 7, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.57 per share;

(200)

On August 7, 2009, the limited partnership sold 506 shares of Common Stock on the open market for $7.56 per share;

(201)

On August 7, 2009, the limited partnership sold 494 shares of Common Stock on the open market for $7.55 per share;

(202)

On August 7, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.54 per share;

(203)

On August 7, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.53 per share;

(204)

On August 7, 2009, the limited partnership sold 1,615 shares of Common Stock on the open market for $7.52 per share;

(205)

On August 7, 2009, the limited partnership sold 385 shares of Common Stock on the open market for $7.51 per share;

(206)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.50 per share;

(207)

On August 7, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.47 per share;

(208)

On August 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.79 per share;

(209)

On August 10, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.78 per share;

(210)

On August 10, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.77 per share;

(211)

On August 10, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.76 per share;

(212)

On August 10, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.75 per share;

(213)

On August 10, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.74 per share;

(214)

On August 10, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.73 per share;

(215)

On August 10, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.72 per share;

(216)

On August 10, 2009, the limited partnership sold 1,118 shares of Common Stock on the open market for $7.71 per share;

(217)

On August 10, 2009, the limited partnership sold 2,182 shares of Common Stock on the open market for $7.70 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 16 of 36 Pages

(218)

On August 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.65 per share;

(219)

On August 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.62 per share;

(220)

On August 10, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.59 per share;

(221)

On August 10, 2009, the limited partnership sold 952 shares of Common Stock on the open market for $7.58 per share;

(222)

On August 10, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.57 per share;

(223)

On August 10, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.56 per share;

(224)

On August 10, 2009, the limited partnership sold 2,048 shares of Common Stock on the open market for $7.55 per share;

(225)

On August 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.53 per share;

(226)

On August 10, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.52 per share;

(227)

On August 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.53 per share;

(228)

On August 11, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.51 per share;

(229)

On August 11, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.50 per share;

(230)

On August 11, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.49 per share;

(231)

On August 11, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.48 per share;

(232)

On August 11, 2009, the limited partnership sold 2,250 shares of Common Stock on the open market for $7.47 per share;

(233)

On August 11, 2009, the limited partnership sold 2,850 shares of Common Stock on the open market for $7.46 per share;

(234)

On August 11, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.45 per share;

(235)

On August 11, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.44 per share;

(236)

On August 12, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.73 per share;

(237)

On August 12, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.72 per share;

(238)

On August 12, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.71 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 17 of 36 Pages

(239)

On August 12, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.70 per share;

(240)

On August 12, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.69 per share;

(241)

On August 12, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.68 per share;

(242)

On August 12, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.67 per share;

(243)

On August 12, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.66 per share;

(244)

On August 12, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.65 per share;

(245)

On August 12, 2009, the limited partnership sold 2,411 shares of Common Stock on the open market for $7.64 per share;

(246)

On August 12, 2009, the limited partnership sold 1,989 shares of Common Stock on the open market for $7.63 per share;

(247)

On August 12, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $7.62 per share;

(248)

On August 12, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.61 per share;

(249)

On August 12, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.60 per share;

(250)

On August 12, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.59 per share;

(251)

On August 12, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.58 per share;

(252)

On August 12, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.57 per share;

(253)

On August 12, 2009, the limited partnership sold 219 shares of Common Stock on the open market for $7.56 per share;

(254)

On August 12, 2009, the limited partnership sold 181 shares of Common Stock on the open market for $7.55 per share;

(255)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.49 per share;

(256)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.48 per share;

(257)

On August 12, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.43 per share;

(258)

On August 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.42 per share;

(259)

On August 13, 2009, the limited partnership sold 490 shares of Common Stock on the open market for $7.78 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 18 of 36 Pages

(260)

On August 13, 2009, the limited partnership sold 1,010 shares of Common Stock on the open market for $7.77 per share;

(261)

On August 13, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $7.76 per share;

(262)

On August 13, 2009, the limited partnership sold 4,713 shares of Common Stock on the open market for $7.75 per share;

(263)

On August 13, 2009, the limited partnership sold 1,587 shares of Common Stock on the open market for $7.74 per share;

(264)

On August 13, 2009, the limited partnership sold 4,200 shares of Common Stock on the open market for $7.73 per share;

(265)

On August 13, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $7.72 per share;

(266)

On August 13, 2009, the limited partnership sold 1,850 shares of Common Stock on the open market for $7.71 per share;

(267)

On August 13, 2009, the limited partnership sold 750 shares of Common Stock on the open market for $7.70 per share;

(268)

On August 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.69 per share;

(269)

On August 13, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.68 per share;

(270)

On August 13, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.66 per share;

(271)

On August 13, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.65 per share;

(272)

On August 13, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.64 per share;

(273)

On August 13, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.63 per share;

(274)

On August 13, 2009, the limited partnership sold 771 shares of Common Stock on the open market for $7.62 per share;

(275)

On August 13, 2009, the limited partnership sold 729 shares of Common Stock on the open market for $7.61 per share;

(276)

On August 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.60 per share;

(277)

On August 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.58 per share;

(278)

On August 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.56 per share;

(279)

On August 13, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.55 per share;

(280)

On August 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.54 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 19 of 36 Pages

(281)

On August 14, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.91 per share;

(282)

On August 14, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.90 per share;

(283)

On August 14, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.89 per share;

(284)

On August 14, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.88 per share;

(285)

On August 14, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.87 per share;

(286)

On August 14, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.86 per share;

(287)

On August 14, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $7.85 per share;

(288)

On August 14, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.83 per share;

(289)

On August 14, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.82 per share;

(290)

On August 14, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.81 per share;

(291)

On August 14, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.80 per share;

(292)

On August 14, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.79 per share;

(293)

On August 14, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.77 per share;

(294)

On August 14, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.76 per share;

(295)

On August 14, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.75 per share;

(296)

On August 14, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.74 per share;

(297)

On August 14, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.73 per share;

(298)

On August 14, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.72 per share;

(299)

On August 14, 2009, the limited partnership sold 1,266 shares of Common Stock on the open market for $7.70 per share;

(300)

On August 14, 2009, the limited partnership sold 1,434 shares of Common Stock on the open market for $7.69 per share;

(301)

On August 14, 2009, the limited partnership sold 1,298 shares of Common Stock on the open market for $7.68 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 20 of 36 Pages

(302)

On August 14, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.67 per share;

(303)

On August 14, 2009, the limited partnership sold 902 shares of Common Stock on the open market for $7.66 per share;

(304)

On August 14, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $7.65 per share;

(305)

On August 14, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.64 per share;

(306)

On August 14, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.63 per share;

(307)

On August 14, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.62 per share;

(308)

On August 14, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.61 per share;

(309)

On August 17, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.50 per share;

(310)

On August 17, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.49 per share;

(311)

On August 17, 2009, the limited partnership sold 1,478 shares of Common Stock on the open market for $7.48 per share;

(312)

On August 17, 2009, the limited partnership sold 3,860 shares of Common Stock on the open market for $7.47 per share;

(313)

On August 17, 2009, the limited partnership sold 4,500 shares of Common Stock on the open market for $7.46 per share;

(314)

On August 17, 2009, the limited partnership sold 6,324 shares of Common Stock on the open market for $7.45 per share;

(315)

On August 17, 2009, the limited partnership sold 904 shares of Common Stock on the open market for $7.44 per share;

(316)

On August 17, 2009, the limited partnership sold 1,434 shares of Common Stock on the open market for $7.43 per share;

(317)

On August 17, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.42 per share;

(318)

On August 17, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.41 per share;

(319)

On August 17, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.40 per share;

(320)

On August 17, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.38 per share;

(321)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.62 per share;

(322)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.61 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 21 of 36 Pages

(323)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.60 per share;

(324)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.59 per share;

(325)

On August 18, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.58 per share;

(326)

On August 18, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.57 per share;

(327)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.56 per share;

(328)

On August 18, 2009, the limited partnership sold 402 shares of Common Stock on the open market for $7.55 per share;

(329)

On August 18, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.54 per share;

(330)

On August 18, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.53 per share;

(331)

On August 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.52 per share;

(332)

On August 18, 2009, the limited partnership sold 350 shares of Common Stock on the open market for $7.51 per share;

(333)

On August 18, 2009, the limited partnership sold 2,650 shares of Common Stock on the open market for $7.50 per share;

(334)

On August 18, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.49 per share;

(335)

On August 18, 2009, the limited partnership sold 1,898 shares of Common Stock on the open market for $7.48 per share;

(336)

On August 18, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.47 per share;

(337)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.46 per share;

(338)

On August 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.45 per share;

(339)

On August 18, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.42 per share;

(340)

On August 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.41 per share;

(341)

On August 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.40 per share;

(342)

On August 18, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.39 per share;

(343)

On August 18, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.38 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 22 of 36 Pages

(344)

On August 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.37 per share;

(345)

On August 19, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.53 per share;

(346)

On August 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.52 per share;

(347)

On August 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.50 per share;

(348)

On August 19, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.49 per share;

(349)

On August 19, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.48 per share;

(350)

On August 19, 2009, the limited partnership sold 1,847 shares of Common Stock on the open market for $7.47 per share;

(351)

On August 19, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.46 per share;

(352)

On August 19, 2009, the limited partnership sold 4,311 shares of Common Stock on the open market for $7.45 per share;

(353)

On August 19, 2009, the limited partnership sold 4,042 shares of Common Stock on the open market for $7.44 per share;

(354)

On August 19, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.43 per share;

(355)

On August 19, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.41 per share;

(356)

On August 19, 2009, the limited partnership sold 134 shares of Common Stock on the open market for $7.39 per share;

(357)

On August 19, 2009, the limited partnership sold 766 shares of Common Stock on the open market for $7.38 per share;

(358)

On August 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.37 per share;

(359)

On August 19, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.36 per share;

(360)

On August 20, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.56 per share;

(361)

On August 20, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.55 per share;

(362)

On August 20, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.54 per share;

(363)

On August 20, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.53 per share;

(364)

On August 20, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.52 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 23 of 36 Pages

(365)

On August 20, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.51 per share;

(366)

On August 20, 2009, the limited partnership sold 4,736 shares of Common Stock on the open market for $7.50 per share;

(367)

On August 20, 2009, the limited partnership sold 3,164 shares of Common Stock on the open market for $7.49 per share;

(368)

On August 20, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.48 per share;

(369)

On August 20, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.47 per share;

(370)

On August 20, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.46 per share;

(371)

On August 20, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.44 per share;

(372)

On August 21, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.60 per share;

(373)

On August 21, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.58 per share;

(374)

On August 21, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.57 per share;

(375)

On August 21, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.56 per share;

(376)

On August 21, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.55 per share;

(377)

On August 21, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.54 per share;

(378)

On August 21, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.53 per share;

(379)

On August 21, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.52 per share;

(380)

On August 21, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.51 per share;

(381)

On August 21, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.50 per share;

(382)

On August 21, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.48 per share;

(383)

On August 21, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.47 per share;

(384)

On August 21, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.46 per share;

(385)

On August 21, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.45 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 24 of 36 Pages

(386)

On August 21, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.44 per share;

(387)

On August 21, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.43 per share;

(388)

On August 21, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.42 per share;

(389)

On August 21, 2009, the limited partnership sold 3,650 shares of Common Stock on the open market for $7.41 per share;

(390)

On August 21, 2009, the limited partnership sold 5,500 shares of Common Stock on the open market for $7.40 per share;

(391)

On August 21, 2009, the limited partnership sold 7,750 shares of Common Stock on the open market for $7.39 per share;

(392)

On August 21, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.38 per share;

(393)

On August 24, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.50 per share;

(394)

On August 24, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.49 per share;

(395)

On August 24, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.48 per share;

(396)

On August 24, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.47 per share;

(397)

On August 24, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.46 per share;

(398)

On August 24, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.45 per share;

(399)

On August 24, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.44 per share;

(400)

On August 24, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.43 per share;

(401)

On August 24, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.42 per share;

(402)

On August 24, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.41 per share;

(403)

On August 24, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.40 per share;

(404)

On August 24, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.37 per share;

(405)

On August 24, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.36 per share;

(406)

On August 24, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.35 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 25 of 36 Pages

(407)

On August 24, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.34 per share;

(408)

On August 24, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.32 per share;

(409)

On August 24, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.31 per share;

(410)

On August 24, 2009, the limited partnership sold 3,300 shares of Common Stock on the open market for $7.30 per share;

(411)

On August 25, 2009, the limited partnership sold 4 shares of Common Stock on the open market for $7.42 per share;

(412)

On August 25, 2009, the limited partnership sold 796 shares of Common Stock on the open market for $7.41 per share;

(413)

On August 25, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.40 per share;

(414)

On August 25, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.39 per share;

(415)

On August 25, 2009, the limited partnership sold 4,200 shares of Common Stock on the open market for $7.38 per share;

(416)

On August 25, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.37 per share;

(417)

On August 25, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.36 per share;

(418)

On August 25, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.35 per share;

(419)

On August 25, 2009, the limited partnership sold 1,425 shares of Common Stock on the open market for $7.34 per share;

(420)

On August 25, 2009, the limited partnership sold 3,675 shares of Common Stock on the open market for $7.33 per share;

(421)

On August 25, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.32 per share;

(422)

On August 25, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.31 per share;

(423)

On August 25, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.30 per share;

(424)

On August 25, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.29 per share;

(425)

On August 25, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.28 per share;

(426)

On August 25, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.27 per share;

(427)

On August 25, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.26 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 26 of 36 Pages

(428)

On August 25, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.25 per share;

(429)

On August 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.23 per share;

(430)

On August 26, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.22 per share;

(431)

On August 26, 2009, the limited partnership sold 3,300 shares of Common Stock on the open market for $7.21 per share;

(432)

On August 26, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.20 per share;

(433)

On August 26, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.19 per share;

(434)

On August 26, 2009, the limited partnership sold 2,666 shares of Common Stock on the open market for $7.18 per share;

(435)

On August 26, 2009, the limited partnership sold 2,834 shares of Common Stock on the open market for $7.17 per share;

(436)

On August 26, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $7.16 per share;

(437)

On August 26, 2009, the limited partnership sold 7,200 shares of Common Stock on the open market for $7.15 per share;

(438)

On August 26, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.14 per share;

(439)

On August 26, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.13 per share;

(440)

On August 26, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.11 per share;

(441)

On August 27, 2009, the limited partnership sold 303 shares of Common Stock on the open market for $7.28 per share;

(442)

On August 27, 2009, the limited partnership sold 897 shares of Common Stock on the open market for $7.27 per share;

(443)

On August 27, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.26 per share;

(444)

On August 27, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.25 per share;

(445)

On August 27, 2009, the limited partnership sold 3,232 shares of Common Stock on the open market for $7.24 per share;

(446)

On August 27, 2009, the limited partnership sold 1,168 shares of Common Stock on the open market for $7.23 per share;

(447)

On August 27, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.22 per share;

(448)

On August 27, 2009, the limited partnership sold 2,700 shares of Common Stock on the open market for $7.21 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 27 of 36 Pages

(449)

On August 27, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.20 per share;

(450)

On August 27, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.19 per share;

(451)

On August 27, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.18 per share;

(452)

On August 27, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.17 per share;

(453)

On August 27, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.16 per share;

(454)

On August 27, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.15 per share;

(455)

On August 27, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.14 per share;

(456)

On August 27, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.13 per share;

(457)

On August 27, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.12 per share;

(458)

On August 27, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.11 per share;

(459)

On August 27, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.10 per share;

(460)

On August 27, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.09 per share;

(461)

On August 28, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.31 per share;

(462)

On August 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.30 per share;

(463)

On August 28, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.29 per share;

(464)

On August 28, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.28 per share;

(465)

On August 28, 2009, the limited partnership sold 4,800 shares of Common Stock on the open market for $7.27 per share;

(466)

On August 28, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $7.26 per share;

(467)

On August 28, 2009, the limited partnership sold 2,592 shares of Common Stock on the open market for $7.25 per share;

(468)

On August 28, 2009, the limited partnership sold 1,008 shares of Common Stock on the open market for $7.24 per share;

(469)

On August 28, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.23 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 28 of 36 Pages

(470)

On August 28, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.22 per share;

(471)

On August 28, 2009, the limited partnership sold 450 shares of Common Stock on the open market for $7.21 per share;

(472)

On August 28, 2009, the limited partnership sold 550 shares of Common Stock on the open market for $7.20 per share;

(473)

On August 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.19 per share;

(474)

On August 28, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.18 per share;

(475)

On August 31, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.19 per share;

(476)

On August 31, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.18 per share;

(477)

On August 31, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.17 per share;

(478)

On August 31, 2009, the limited partnership sold 3,100 shares of Common Stock on the open market for $7.16 per share;

(479)

On August 31, 2009, the limited partnership sold 4,600 shares of Common Stock on the open market for $7.15 per share;

(480)

On August 31, 2009, the limited partnership sold 3,700 shares of Common Stock on the open market for $7.14 per share;

(481)

On August 31, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.13 per share;

(482)

On August 31, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.12 per share;

(483)

On August 31, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.11 per share;

(484)

On August 31, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.10 per share;

(485)

On August 31, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.09 per share;

(486)

On August 31, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.08 per share;

(487)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.32 per share;

(488)

On September 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.31 per share;

(489)

On September 1, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.30 per share;

(490)

On September 1, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.29 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 29 of 36 Pages

(491)

On September 1, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.28 per share;

(492)

On September 1, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.27 per share;

(493)

On September 1, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.26 per share;

(494)

On September 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.25 per share;

(495)

On September 1, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.24 per share;

(496)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.23 per share;

(497)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.22 per share;

(498)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.21 per share;

(499)

On September 1, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.20 per share;

(500)

On September 1, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.18 per share;

(501)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.17 per share;

(502)

On September 1, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.16 per share;

(503)

On September 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.14 per share;

(504)

On September 1, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.11 per share;

(505)

On September 1, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.10 per share;

(506)

On September 1, 2009, the limited partnership sold 1,050 shares of Common Stock on the open market for $7.09 per share;

(507)

On September 1, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.08 per share;

(508)

On September 1, 2009, the limited partnership sold 3,004 shares of Common Stock on the open market for $7.07 per share;

(509)

On September 1, 2009, the limited partnership sold 1,550 shares of Common Stock on the open market for $7.06 per share;

(510)

On September 1, 2009, the limited partnership sold 1,896 shares of Common Stock on the open market for $7.05 per share;

(511)

On September 2, 2009, the limited partnership sold 51 shares of Common Stock on the open market for $7.23 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 30 of 36 Pages

(512)

On September 2, 2009, the limited partnership sold 169 shares of Common Stock on the open market for $7.22 per share;

(513)

On September 2, 2009, the limited partnership sold 630 shares of Common Stock on the open market for $7.21 per share;

(514)

On September 2, 2009, the limited partnership sold 1,491 shares of Common Stock on the open market for $7.20 per share;

(515)

On September 2, 2009, the limited partnership sold 846 shares of Common Stock on the open market for $7.19 per share;

(516)

On September 2, 2009, the limited partnership sold 269 shares of Common Stock on the open market for $7.18 per share;

(517)

On September 2, 2009, the limited partnership sold 1,852 shares of Common Stock on the open market for $7.17 per share;

(518)

On September 2, 2009, the limited partnership sold 181 shares of Common Stock on the open market for $7.16 per share;

(519)

On September 2, 2009, the limited partnership sold 967 shares of Common Stock on the open market for $7.15 per share;

(520)

On September 2, 2009, the limited partnership sold 1,822 shares of Common Stock on the open market for $7.14 per share;

(521)

On September 2, 2009, the limited partnership sold 1,183 shares of Common Stock on the open market for $7.13 per share;

(522)

On September 2, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.12 per share;

(523)

On September 2, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.10 per share;

(524)

On September 2, 2009, the limited partnership sold 539 shares of Common Stock on the open market for $7.09 per share;

(525)

On September 2, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.08 per share;

(526)

On September 2, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.07 per share;

(527)

On September 2, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.06 per share;

(528)

On September 2, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.05 per share;

(529)

On September 3, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.18 per share;

(530)

On September 3, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.17 per share;

(531)

On September 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.16 per share;

(532)

On September 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.15 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 31 of 36 Pages

(533)

On September 3, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.14 per share;

(534)

On September 3, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.13 per share;

(535)

On September 3, 2009, the limited partnership sold 4,400 shares of Common Stock on the open market for $7.12 per share;

(536)

On September 3, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $7.11 per share;

(537)

On September 3, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.10 per share;

(538)

On September 3, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.09 per share;

(539)

On September 3, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.08 per share;

(540)

On September 3, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.07 per share;

(541)

On September 3, 2009, the limited partnership sold 243 shares of Common Stock on the open market for $7.06 per share;

(542)

On September 3, 2009, the limited partnership sold 957 shares of Common Stock on the open market for $7.05 per share;

(543)

On September 4, 2009, the limited partnership sold 260 shares of Common Stock on the open market for $7.15 per share;

(544)

On September 4, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.13 per share;

(545)

On September 4, 2009, the limited partnership sold 609 shares of Common Stock on the open market for $7.12 per share;

(546)

On September 4, 2009, the limited partnership sold 1,589 shares of Common Stock on the open market for $7.11 per share;

(547)

On September 4, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.10 per share;

(548)

On September 4, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.09 per share;

(549)

On September 4, 2009, the limited partnership sold 1,242 shares of Common Stock on the open market for $7.08 per share;

(550)

On September 4, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.07 per share;

(551)

On September 4, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.06 per share;

(552)

On September 4, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.05 per share;

(553)

On September 8, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.18 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 32 of 36 Pages

(554)

On September 8, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.17 per share;

(555)

On September 8, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.16 per share;

(556)

On September 8, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $7.15 per share;

(557)

On September 8, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.14 per share;

(558)

On September 8, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.13 per share;

(559)

On September 8, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.12 per share;

(560)

On September 8, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.11 per share;

(561)

On September 8, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.10 per share;

(562)

On September 8, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.09 per share;

(563)

On September 8, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.08 per share;

(564)

On September 8, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.07 per share;

(565)

On September 8, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.06 per share;

(566)

On September 8, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.05 per share;

(567)

On September 9, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.28 per share;

(568)

On September 9, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.27 per share;

(569)

On September 9, 2009, the limited partnership sold 3,400 shares of Common Stock on the open market for $7.26 per share;

(570)

On September 9, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $7.25 per share;

(571)

On September 9, 2009, the limited partnership sold 3,200 shares of Common Stock on the open market for $7.24 per share;

(572)

On September 9, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.23 per share;

(573)

On September 9, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.22 per share;

(574)

On September 9, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.21 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 33 of 36 Pages

(575)

On September 9, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.20 per share;

(576)

On September 9, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.19 per share;

(577)

On September 9, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.18 per share;

(578)

On September 9, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.17 per share;

(579)

On September 9, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.16 per share;

(580)

On September 9, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.15 per share;

(581)

On September 9, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.14 per share;

(582)

On September 9, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.13 per share;

(583)

On September 9, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.12 per share;

(584)

On September 10, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.31 per share;

(585)

On September 10, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.30 per share;

(586)

On September 10, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.29 per share;

(587)

On September 10, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.28 per share;

(588)

On September 10, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.27 per share;

(589)

On September 10, 2009, the limited partnership sold 3,000 shares of Common Stock on the open market for $7.26 per share;

(590)

On September 10, 2009, the limited partnership sold 4,500 shares of Common Stock on the open market for $7.25 per share;

(591)

On September 10, 2009, the limited partnership sold 1,790 shares of Common Stock on the open market for $7.24 per share;

(592)

On September 10, 2009, the limited partnership sold 2,210 shares of Common Stock on the open market for $7.23 per share;

(593)

On September 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.22 per share;

(594)

On September 10, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.21 per share;

(595)

On September 10, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.20 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 34 of 36 Pages

(596)

On September 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.19 per share;

(597)

On September 10, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.18 per share;

(598)

On September 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.15 per share;

(599)

On September 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.27 per share;

(600)

On September 11, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.26 per share;

(601)

On September 11, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.25 per share;

(602)

On September 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.24 per share;

(603)

On September 11, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.23 per share;

(604)

On September 11, 2009, the limited partnership sold 1,199 shares of Common Stock on the open market for $7.22 per share;

(605)

On September 11, 2009, the limited partnership sold 4,904 shares of Common Stock on the open market for $7.21 per share;

(606)

On September 11, 2009, the limited partnership sold 7,770 shares of Common Stock on the open market for $7.20 per share;

(607)

On September 11, 2009, the limited partnership sold 2,727 shares of Common Stock on the open market for $7.19 per share;

(608)

On September 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.18 per share;

(609)

On September 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.17 per share;

(610)

On September 14, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.22 per share;

(611)

On September 14, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.21 per share;

(612)

On September 14, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.20 per share;

(613)

On September 14, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.19 per share;

(614)

On September 14, 2009, the limited partnership sold 1,805 shares of Common Stock on the open market for $7.18 per share;

(615)

On September 14, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.17 per share;

(616)

On September 14, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.16 per share;

CUSIP No.  89267P 10 5                                                 13D                                                 Page 35 of 36 Pages

(617)

On September 14, 2009, the limited partnership sold 422 shares of Common Stock on the open market for $7.15 per share;

(618)

On September 14, 2009, the limited partnership sold 515 shares of Common Stock on the open market for $7.14 per share;

(619)

On September 14, 2009, the limited partnership sold 358 shares of Common Stock on the open market for $7.13 per share; and

(620)

On September 14, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.12 per share.

(d)

Not applicable.

(e)

Not applicable.

Information with respect to RLCF-II 1997 Limited Partnership:

(a)

Aggregate number and percentage of Common Stock owned:  See Items 11 and 13 of the applicable cover page.  Pursuant to Rule 13d-4, RLCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that RLCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Share versus sole voting and dispositive powers:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D through September 14, 2009: None.

(d)

Not applicable.

(e)

Not applicable.

Information with respect to Ralph L. Cruz:

(a)

Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page.  Pursuant to Rule 13d-4, Ralph L. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that Ralph L. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Shared versus sole voting and dispositive powers:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D through September 14, 2009:  See information above regarding transactions since most recent filing on Schedule 13D by RLCF-I 1997 Limited Partnership and RLCF-II 1997 Limited Partnership.

(d)

Not applicable.

(e)

Not applicable

[Signatures on next page]

CUSIP No.  89267P 10 5                                                 13D                                                 Page 36 of 36 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 16, 2009	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, President of RLCF-I GP, Inc., the general partner of RLCF-I 1997 Limited Partnership
(Name and Title)

September 16, 2009	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, President of RLCF-II Manager, Inc., the managing member of RLCF-II GP, LLC, the general partner of RLCF-II 1997 Limited Partnership
(Name and Title)

September 16, 2009	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, individually
(Name and Title)